UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )
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Check the appropriate box:
☐    Preliminary Proxy Statement
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☒    Definitive Proxy Statement
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☐    Soliciting Material Pursuant to §240.14a-12

FORGEROCK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ForgeRock, Inc.
201 Mission Street, Suite 2900
San Francisco, California 94105
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 12, 2023
Dear Stockholders:
We are pleased to invite you to attend the annual meeting of stockholders (the “Annual Meeting”) of ForgeRock, Inc. (“ForgeRock” or the “Company”), to be held on Wednesday, May 24, 2023 at 10:00 a.m., Pacific Time. The annual meeting will be conducted virtually via live audio webcast. If you held shares of our Class A common stock or Class B common stock at the close of business on April 3, 2023, you will be able to vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/FORG2023. We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:
•To elect four Class II directors named in the proxy statement to hold office until our 2026 annual meeting of stockholders and until their respective successors are elected and qualified;
•To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023;
•To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
•To transact other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
We have elected to provide Internet access to our Annual Meeting materials, which include the proxy statement for our Annual Meeting accompanying this notice, in lieu of mailing printed copies. On or about April 12, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2022. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy statement and our annual report can be accessed directly at the Internet address www.proxyvote.com using the control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials.
Our Board of Directors has fixed the close of business on April 3, 2023 as the record date for the Annual Meeting. Only stockholders of record at the close of business on April 3, 2023 are entitled to notice of, and to vote, during the Annual Meeting as set forth in the Proxy Statement. A list of stockholders eligible to vote at the Annual Meeting will be available for review during our regular business hours at our principal executive office for the ten days prior to the meeting for any purpose related to the meeting, and will be available online during the entirety of the Annual Meeting.
Your vote is important. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to vote and submit your proxy promptly via the Internet, mail or our telephonic voting system.
Thank you for your continued support of and interest in ForgeRock.
Sincerely,
Francis Rosch
Chief Executive Officer
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FORGEROCK, INC.
PROXY STATEMENT
FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
To be held at 10:00 a.m., Pacific Time, on Wednesday, May 24, 2023
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

GENERAL INFORMATION
Why am I receiving these materials?
This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2023 annual meeting of stockholders of ForgeRock, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof. The annual meeting will be held on Wednesday, May 24, 2023 at 10:00 a.m., Pacific Time. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/FORG2023.
The Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report, is first being sent or given on or about April 12, 2023 to all stockholders of record as of April 3, 2023. The proxy materials and our annual report can be accessed as of April 12, 2023 by visiting https://investors.forgerock.com/financial-information/sec-filings. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.
What proposals will be voted on at the annual meeting?
The following proposals will be voted on at the annual meeting:
•the election of four Class II directors named in the proxy statement to hold office until our 2026 annual meeting of stockholders and until their respective successors are elected and qualified;
•the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023;
•the approval, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
•any other business that may properly come before the annual meeting.
As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the annual meeting.

How does the board of directors recommend that I vote on these proposals?
Our board of directors recommends that you vote your shares:
•“FOR” the election of each Class II director nominee named in this proxy statement;
•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023; and
•Every “ONE YEAR” on an advisory basis, for the frequency of future stockholder advisory votes on the compensation of our named executive officers.
Who is entitled to vote at the annual meeting?
Holders of our Class A and Class B common stock as of the close of business on April 3, 2023, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 51,506,464 shares of our Class A common stock outstanding and 36,722,471 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each matter properly brought before the annual meeting and each share of Class B common stock is entitled to ten votes on each matter properly brought before the annual meeting. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.
Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the annual meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”
Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Throughout this proxy statement, we refer to these holders as “street name stockholders.”
What do I need to do to attend the annual meeting?
We will be hosting the annual meeting via live audio webcast only.
Stockholders of Record. If you were a stockholder of record as of the record date, then you may attend the annual meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/FORG2023. To attend and participate in the annual meeting, you will need the control number included on your Notice of Internet Availability or proxy card. The annual meeting live audio webcast will begin promptly at 10:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.
Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form or notice of internet availability of proxy materials indicates that you may vote your shares through the www.proxyvote.com website, then you may access and participate in the annual meeting with the control number indicated on that voting instruction form or notice of internet availability of proxy materials. Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the annual meeting.

Is there a list of registered stockholders entitled to vote at the annual meeting?
A complete list of registered stockholders entitled to vote at the meeting will be open to examination by any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting during ordinary business hours at the principal place of business of the corporation. Stockholders interested in viewing the list can contact our corporate secretary to schedule an appointment by writing to ForgeRock, Inc., Attention: Corporate Secretary, 201 Mission Street, Suite 2900, San Francisco, California 94105. Such list will also be available during the annual meeting online at www.virtualshareholdermeeting.com/FORG2023.
How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of FOR votes are elected as directors. You may (1) vote FOR the election of each of the director nominees named herein or (2) WITHHOLD authority to vote for each such director nominee. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
•Proposal No. 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.
•Proposal No. 3: For the approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers, the frequency receiving the highest number of votes cast at the 2023 annual meeting of stockholders entitled to vote thereon will be considered the frequency preferred by the stockholders. You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” with respect to this proposal. If you “ABSTAIN” from voting on this proposal, it will have no effect on the outcome of this proposal. Broker non-votes also will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee, however, will consider the outcome of the vote when determining how often we should submit to our stockholders an advisory vote to approve the compensation of our named executive officers.
What is the quorum requirement for the annual meeting?
A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum to transact business at the annual meeting. Abstentions, choosing to withhold authority to vote and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another time or place.

How do I vote and what are the voting deadlines?
Stockholders of Record. If you were a stockholder of record as of the record date, you may vote in one of the following ways:
•Online Prior to the Annual Meeting. You may vote by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 8:59 pm, Pacific Time, on May 23, 2023 (have your Notice of Internet Availability or proxy card in hand when you visit the website);
•Phone. You may vote by calling 1-800-690-6903, 24 hours a day, seven days a week, until 8:59 pm, Pacific Time, on May 23, 2023 (have your Notice of Internet Availability or proxy card in hand when you call);
•Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by completing, signing and mailing your proxy card, which must be received prior to the annual meeting; or
•During the Annual Meeting. You may vote by attending and voting virtually via the Internet during the annual meeting. If you desire to vote during the meeting, please follow the instructions for attending and voting during the annual meeting posted at www.virtualshareholdermeeting.com/FORG2023 (have your Notice of Internet Availability or proxy card in hand when you visit the website for the 16-digit control number needed to vote). All votes must be received by the independent inspector of elections before the polls close during the meeting.
Street Name Stockholders. If you were a street name stockholder as of the record date, you will receive voting instructions from your broker or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive. If your voting instruction form or notice of internet availability of proxy materials indicates that you may vote your shares through the www.proxyvote.com website, then you may vote those shares at the annual meeting with the control number indicated on that voting instruction form or notice of internet availability of proxy materials. Otherwise, you may not vote your shares at the annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.
What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?
Stockholders of Record. If you were a stockholder of record as of the record date and you submit a proxy, but you do not provide voting instructions, your shares will be voted:
•“FOR” the election of each Class II director nominee named in this proxy statement;
•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023; and
•Every “ONE YEAR” on an advisory basis, for the frequency of future stockholder advisory votes on the compensation of our named executive officers.
In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.
Can I change my vote or revoke my proxy?
Stockholders of Record. If you were a stockholder of record as of the record date, you can change your vote or revoke your proxy before the annual meeting by:
•entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);
•completing and returning a later-dated proxy card, which must be received prior to the annual meeting;
•delivering a written notice of revocation to our corporate secretary at ForgeRock, Inc., 201 Mission Street, Suite 2900, San Francisco, California 94105, Attention: Corporate Secretary, which must be received prior to the annual meeting; or
•attending and voting electronically at the annual meeting (although attendance at the annual meeting will not, by itself, revoke a proxy).
Street Name Stockholders. If you were a street name stockholder as of the record date, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.
What is the effect of giving a proxy?
A proxy is your legal designation of another person to vote the stock you own at the annual meeting. The person you designate is your “proxy,” and you give your proxy authority to vote your shares by voting by telephone or over the Internet, or if you requested to receive a printed copy of the proxy materials, by submitting the proxy card.
Proxies are solicited by and on behalf of our board of directors, and our board of directors has designated Francis Rosch, John Fernandez and Samuel Fleischmann as proxy holders for the annual meeting. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the annual meeting, then the proxy holder will use own judgment to determine how to vote your shares. If the annual meeting is postponed or adjourned, then the proxy holder can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election.
How can I contact ForgeRock’s transfer agent?
You may contact our transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at (800) 937-5449, or by writing American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, New York 11219. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at https://www.astfinancial.com/.

How are proxies solicited for the annual meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.
Where can I find the voting results of the annual meeting?
We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission, or SEC, within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?
In accordance with the rules of the SEC we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.
What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?
If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one copy of the Notice of Internet Availability or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?
We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:
ForgeRock, Inc.
Attention: Investor Relations
201 Mission Street, Suite 2900
San Francisco, California 94105
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

Why is the 2023 annual meeting being held virtually?
We are continuously exploring technologies and services that will best permit our stockholders to engage with us from any location around the world and exercise their vote. We have decided to conduct the 2023 annual meeting on a virtual basis because we believe a virtual meeting improves communication and enables increased stockholder attendance and participation.
The virtual meeting technology that we use provides ease of access and real-time communication, while reducing the environmental impact and costs associated with an in-person meeting. We believe that by hosting our annual meeting virtually, our stockholders will be provided the same rights and opportunities to participate as they would at an in-person meeting, while offering a greater level of flexibility for many of our stockholders who may not be able to attend an annual meeting of stockholders in person.
How can I submit a question during the annual meeting?
If you want to submit a question during the annual meeting, log into www.virtualshareholdermeeting.com/FORG2023, type your question into the “Ask a Question” field, and click “Submit.” Stockholders are permitted to submit questions during the annual meeting via the virtual meeting website that are in compliance with the meeting rules of conduct provided on the virtual meeting website and subject to a limit of one question per stockholder. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to an agenda item to be voted on by stockholders will be answered.
What if I have technical difficulties or trouble accessing the annual meeting?
We encourage you to access the annual meeting before it begins. Online check-in will start at approximately 9:45 a.m. Pacific Time on Wednesday, May 24, 2023. If you encounter any difficulties accessing the annual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/FORG2023. Technical support will be available starting at 9:45 a.m. Pacific Time on the day of the annual meeting and will remain available until the annual meeting has ended.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of the Board
Our board of directors currently consists of 10 directors, 9 of whom are independent under the listing standards of the New York Stock Exchange, or the NYSE. Our board of directors is divided into three classes with staggered three-year terms. Thus, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the names, ages as of February 28, 2023, and certain other information for each of our directors and director nominees:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Bruce Golden(3)(4)	II	64	Chairperson	2012	2023	2026
Arun Mathew(2)	II	37	Director	2017	2023	2026
Alexander Ott(3)	II	58	Director	2012	2023	2026
Maria Walker(1)	II	58	Director	2019	2023	2026

Directors Not Standing for Election
Johanna Flower(2)	III	48	Director	2021	2024	—
Jeff Parks(1)(4)	I	41	Director	2020	2025	—
Francis Rosch	I	59	Director	2018	2025	—
Rinki Sethi(1)	III	40	Director	2021	2024	—
Warren Weiss(3)	III	66	Director	2013	2024	—
Dave Welsh(2)(4)	I	55	Director	2017	2025	—

(1)    Member of audit committee.
(2)     Member of nominating and corporate governance committee.
(3)     Member of compensation committee.
(4)     Member of strategic committee.

Nominees for Director
Bruce Golden. Mr. Golden has served as a member of our board of directors since February 2012 and as Chairman of our Board since November 2017. Mr. Golden joined Accel, a venture capital firm, in September 1997, where he currently serves as a Partner focusing on enterprise software, infrastructure and consumer companies. Mr. Golden also serves on the boards of directors of numerous privately-held companies. Mr. Golden previously served as a director of Qlik Technologies, Inc., an end-to-end business analytics platform. Mr. Golden holds a B.A. in Political Science from Columbia University and an M.B.A. from the Stanford Graduate School of Business.
Mr. Golden was selected to serve on our board of directors because of his extensive experience as a venture capital investor, his extensive experience as a director of privately-held and public companies and his knowledge of technology companies.
Arun Mathew. Mr. Mathew has served as a member of our board of directors since August 2017. Mr. Mathew has been serving as a Partner at Accel, a venture capital firm, since April 2009. Prior to Accel, Mr. Mathew served as an Associate at Insight Venture Partners, a venture capital firm, from June 2006 to April 2009. Mr. Mathew also serves on the boards of directors of several privately-held companies. Mr. Mathew holds a B.S. in Economics and a B.A.S. in Operation and Information Management from the University of Pennsylvania and an M.B.A. from the Stanford Graduate School of Business.
Mr. Mathew was selected to serve on our board of directors because of his extensive experience as a venture capital investor and his knowledge of technology companies.

Alexander Ott. Mr. Ott has served as a member of our board of directors since June 2012. Mr. Ott has been serving as a Principal at Cross Continental Ventures, a venture capital firm he founded, since November 2002. From January 1999 to January 2003, Mr. Ott served as Vice President, General Manager of EMEA and Vice President, General Manager of Americas for Siebel CRM Systems, Inc., a customer relationship software company. Mr. Ott previously served as a director of Qlik Technologies, Inc., an end-to-end business analytics platform, from 2004 to 2016. Mr. Ott holds a B.A. in Business Management and Economics from University of Mannheim.
Mr. Ott was selected to serve on our board of directors because of his extensive expertise as a venture capital investor and his expertise in enterprise software companies and board level participation across four continents.
Maria Walker. Ms. Walker has served as a member of our board of directors since November 2019. Ms. Walker has served as Founding Partner and Chief Financial Officer of Patient Square Capital, LP, a health care investment firm, since August 2020. Ms. Walker served as the Chief Financial Officer for Montes Archimedes Acquisition Corp, a special purpose acquisition company, from October 2020 to September 2021. Ms. Walker co-founded, and served as Chief Executive Officer of, Recuerdo Therapeutics, Inc., a biotechnology company focused on the postponement of Alzheimer’s disease, from July 2018 to February 2020. From June 2008 to July 2018, Ms. Walker held various leadership roles at KPMG U.S., a public accounting firm, including as Audit Partner, Senior Director of KPMG’s Venture Capital Practice and a Global Lead Partner of Private Equity, and she led the San Francisco Bay Area Asset Management Practice. Ms. Walker holds a B.A. in Economics from the University of California, San Diego.
Ms. Walker was selected to serve on our board of directors because of her extensive financial and accounting experience.

Directors Not Standing For Election
Johanna Flower. Ms. Flower has served as a member of our board of directors since July 2021. From November 2014 to August 2020 and again from January 2022 to November 2022, Ms. Flower served as the Chief Marketing Officer of CrowdStrike Holdings, Inc., a cybersecurity technology company. Prior to her time at CrowdStrike Holdings, Inc., from June 2000 to June 2014, Ms. Flower served in various executive roles at Websense Inc., a cybersecurity software company now known as Forcepoint, LLC, where she served most recently as Senior Vice President and Chief Marketing Officer. Ms. Flower serves as a director of CrowdStrike Holdings, Inc., a cybersecurity technology company, since January 2023 and Freshworks Inc., a cloud-based customer service software provider, since February 2020. Ms. Flower also serves on the boards of directors of numerous privately-held companies. Ms. Flower holds a B.A. in Business Administration from the University of Brighton.
Ms. Flower was selected to serve on our board of directors due to her extensive experience in the technology and cybersecurity space.
Jeff Parks. Mr. Parks has served as a member of our board of directors since April 2020. Mr. Parks is a co-founding partner and managing partner of Riverwood Capital, a private equity firm. Prior to co-founding Riverwood Capital in 2008, Mr. Parks served as an investment executive at KKR & Co. LLP, a private equity firm, as an investment professional at Oaktree Capital Management, and as an investment banker at UBS. Mr. Parks serves as a director of Vacasa, Inc. (VCSA), a vacation rental management company, and previously served as a director of Nutanix, Inc. (NTNX), a cloud computing company. Mr. Parks also serves on the boards of directors of numerous privately-held companies. Mr. Parks holds dual B.A. degrees in Economics and Mathematics from Pomona College, where he currently serves on the Board of Trustees.
Mr. Parks was selected to serve on our board of directors because of his extensive corporate governance and business leadership experience with technology companies, including as a director and private equity investor.
Francis Rosch. Mr. Rosch has served as our President and Chief Executive Officer and a member of our board of directors since June 2018. Prior to joining us, he served as Executive Vice President and General Manager of Consumer Digital Safety Segment at Symantec Corporation (now Broadcom), a security software company, from March 2014 to June 2018, as its Vice President of Trust Services and SSL from August 2011 to June 2014, and as Vice President of Authentication and Industry services from September 2011 to June 2014. Mr. Rosch also previously held a variety of senior leadership positions at VeriSign Inc., a security software company, from August 1998 to August 2010. Mr. Rosch holds a B.S. in Industrial Engineering from Lehigh University.
Mr. Rosch was selected to serve on our board of directors because of the perspective and experience he brings as our President and Chief Executive Officer.

Rinki Sethi. Ms. Sethi has served as a member of our board of directors since July 2021. Since February 2022, Ms. Sethi has served as the Vice President and Chief Information Security Officer of Bill.com, a payments and back office business operations company. Prior to that, Ms. Sethi served as the Vice President and Chief Information Security Officer at Twitter, Inc., a microblogging and social networking company, from September 2020 to January 2022. Prior to that, from April 2019 to September 2020, Ms. Sethi served as Vice President and Chief Information Security Officer at Rubrik, Inc., a cloud data management company. From October 2018 to April 2019, she served as Vice President, Information Security at International Business Machines Corporation, a multinational technology company. From November 2015 to October 2018, Ms. Sethi served in various roles at Palo Alto Networks, Inc., a cybersecurity technology company, where she served most recently as Vice President, Information Security. Ms. Sethi holds a B.S. in Computer Science Engineering from University of California, Davis, and an M.S. in Information Security from Capella University.
Ms. Sethi was selected to serve on our board of directors due to her expertise in the technology and cybersecurity space.
Warren Weiss. Mr. Weiss has served as a member of our board of directors since March 2013. Mr. Weiss has served as Managing Partner of WestWave Capital LLC, a venture capital firm that he co-founded, since June 2017, and as General Partner of Foundation Capital LLC, a venture capital firm, since June 2002. Mr. Weiss also serves on the boards of directors of numerous privately-held companies. Mr. Weiss holds a B.S. in Law Enforcement from Western Illinois University.
Mr. Weiss was selected to serve on our board of directors because of his experience as a venture capital investor and his corporate strategy and business development expertise.
Dave Welsh. Mr. Welsh has served as a member of our board of directors since August 2017. Mr. Welsh serves as Partner and Head of Tech Growth Equity at KKR & Co. Prior to joining KKR in October 2016, Mr. Welsh was a Partner with Adams Street Partners, LLC, a venture capital firm, from April 2008 to September 2016. From March 2007 to April 2008, Mr. Welsh served as Executive Vice President of Corporate Strategy and Business Development of McAfee, LLC. From June 2000 to March 2007, Mr. Welsh served as a General Partner of Partech, Inc., a venture capital firm. Mr. Welsh has served as a director of Five9, Inc., a cloud contact software company, since January 2011. Mr. Welsh holds a B.A. in Political Science from the University of California, Los Angeles and a J.D. from the University of California, Berkeley, School of Law.
Mr. Welsh was selected to serve on our board of directors because of his extensive experience as a growth equity investor, his enterprise security expertise and his service on the boards of directors of numerous other companies.
Director Independence
Our Class A common stock is listed on the NYSE. As a company listed on the NYSE, we are required under NYSE listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our board. Under NYSE listing rules, a director will only qualify as an independent director if that listed company’s board of directors affirmatively determines that the director has no material relationship with such listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with such listed company). In addition, the NYSE listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act, and NYSE listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and NYSE listing rules applicable to compensation committee members.
Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Golden, Mathew, Ott, Parks, Weiss, and Welsh, and Mses. Flower, Sethi, and Walker, representing 9 of our 10 directors, do not have any material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and that each of these directors is an “independent director” as defined under the listing standards of the NYSE. Francis Rosch is not considered an independent director because of his position as our President and Chief Executive Officer.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”
Board Leadership Structure
Our corporate governance framework provides our board flexibility to determine the appropriate leadership structure for the company, and whether the roles of chairperson and chief executive officer should be separated or combined. In making this determination, our board considers many factors, including the needs of the business, our board’s assessment of its leadership needs from time to time and the best interests of our stockholders. If the role of chairperson is filled by a director who does not qualify as an independent director, then our corporate governance guidelines provide that one of our independent directors will serve as our lead independent director.
Our board believes that it is currently appropriate to separate the roles of chairperson and chief executive officer. The chief executive officer is responsible for day-to-day leadership, while our chairperson, along with the rest of our independent directors, ensures that our board’s time and attention is focused on providing independent oversight of management and matters critical to our company. Mr. Golden has served as chairperson of our board of directors since November 2017. The board believes that Mr. Golden’s deep knowledge of the company and industry, as well as strong leadership and governance experience, enable Mr. Golden to lead our board effectively and independently.
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. We have an enterprise risk committee that meets quarterly and provides executive oversight of risks that could have a material impact operationally, financially, or reputationally. Our board reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions.
In addition, our board has tasked designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, including cybersecurity, and also, among other things, discusses with management and the independent registered public accounting firm guidelines and policies with respect to risk assessment and risk management. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices, the independence of the board and potential conflicts of interest.
Our board of directors believes its current leadership structure supports the risk oversight function of the board.
Board Committees
Our board of directors has established the following standing committees of the board: audit committee; compensation committee; and nominating and corporate governance committee. In June 2022, our board of directors formed a strategic committee to oversee the exploration and evaluation of strategic alternatives. The composition and responsibilities of each of the committees of our board of directors is described below.

Audit Committee
The current members of our audit committee are Ms. Walker, Mr. Parks and Ms. Sethi. Ms. Walker is the chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of the NYSE, and also meets the financial literacy requirements of the listing standards of the NYSE. Our board of directors has determined that Ms. Walker is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K. Our audit committee is responsible for, among other things:
•selecting, retaining, compensating, evaluating, overseeing and, where appropriate, terminating our independent registered public accounting firm;
•evaluating the independence and performance of our independent registered public accounting firm;
•reviewing and approving the scope and plans for the audits and the audit fees and approving all non-audit and tax services to be performed by the independent registered public accounting firm;
•reviewing our consolidated financial statements, and discussing with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;
•reviewing and discussing with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;
•discussing with management our procedures regarding the presentation of our financial information, and reviewing earnings press releases and guidance;
•overseeing the design, implementation and performance of our internal audit function, if any;
•setting hiring policies with regard to the hiring of employees and former employees of our independent registered public accounting firm and overseeing compliance with such policies;
•reviewing, approving and monitoring related party transactions;
•reviewing and monitoring compliance with our code of business conduct and ethics, and reviewing conflicts of interest of our board members and officers;
•adopting and overseeing procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing and discussing with management and our independent registered public accounting firm the adequacy and effectiveness of our legal, regulatory and ethical compliance programs;
•reviewing and discussing with management and our independent registered public accounting firm our guidelines and policies to identify, monitor and address enterprise risks; and
•preparing a committee report to be included in the Company’s annual proxy statement.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at https://investors.forgerock.com/corporate-governance/governance-documents. During 2022, our audit committee held nine (9) meetings.

Compensation Committee
The current members of our compensation committee are Mr. Ott, Mr. Golden and Mr. Weiss. Mr. Ott is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of the NYSE. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:
•reviewing, approving or making recommendations to our board of directors regarding the compensation of our executive officers;
•reviewing, approving and administering our equity compensation plans;
•establishing and reviewing the compensation plans and programs of our employees, and ensuring that they are consistent with our general compensation strategy;
•reviewing, approving and making recommendations to our board of directors regarding incentive compensation and equity compensation plans;
•making recommendations to our board of directors regarding non-employee director compensation; and
•reviewing and making determinations regarding stockholder proposals regarding compensation.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at https://investors.forgerock.com/corporate-governance/governance-documents. During 2022, our compensation committee held five (5) meetings.
Nominating and Corporate Governance Committee
The current members of our nominating and corporate governance committee are Ms. Flower, Mr. Mathew and Mr. Welsh. Ms. Flower is the chairperson of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence for nominating and corporate governance committee members under the listing standards of the NYSE. Our nominating and corporate governance committee is responsible for, among other things:
•identifying, evaluating, selecting and making recommendations to our board of directors regarding nominees for election to our board of directors;
•evaluating the performance of our board of directors and of individual directors;
•reviewing and making recommendations to our board of directors regarding the composition, organization and governance of our board of directors and its committees;
•reviewing, developing and making recommendations to our board directors regarding our corporate governance guidelines and practices and corporate governance framework;
•evaluating the adequacy of our corporate governance practices and reporting;
•developing policies and procedures for considering stockholder nominees for election to our board of directors; and
•reviewing our succession planning process for our chief executive officer and any other members of our executive management team.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at https://investors.forgerock.com/corporate-governance/governance-documents. During 2022, our nominating and corporate governance committee held one (1) meeting.
Strategic Committee
The current members of our strategic committee are Mr. Golden, Mr. Parks and Mr. Welsh. Mr. Golden is the chairperson of our strategic committee. Our strategic committee is responsible for, among other things:
•overseeing and assisting management, advisors and consultants with respect to the exploration and evaluation of strategic alternatives;

•exploring, evaluating, considering, reviewing and negotiating the terms and conditions of any transaction relating to any strategic alternative; and

•making recommendations to our board of directors what action, if any, should be taken with respect to any strategic alternative.
During 2022, our strategic committee held 16 meetings.
Attendance at Board and Stockholder Meetings
During the year ended December 31, 2022, our board of directors held 16 meetings (including regularly scheduled and special meetings). Each director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend. Nine (9) directors attended our first annual meeting of our stockholders held in May 2022.
Executive Sessions of Non-Employee Directors
To encourage and enhance communication among non-employee directors, and as required under applicable NYSE rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or management present on a periodic basis but no less than twice a year.
Compensation Committee Interlocks and Insider Participation
Mr. Golden, Mr. Ott, and Mr. Weiss served as members of our compensation committee during 2022. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committees performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors, the needs of our board of directors and the respective committees of our board of directors and other director qualifications. While our board has not established minimum qualifications for board members, some of the factors that our nominating and corporate governance committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business experience and diversity, and with respect to diversity, such factors as race, ethnicity, gender, differences in professional background, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds and experiences. In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board and the Company and other qualifications and characteristics set forth in the charter of the nominating and corporate governance committee.
If our nominating and corporate governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management.
After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board.
Stockholder Recommendations and Nominations to our Board of Directors
Our nominating and corporate governance committee will consider recommendations and nominations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws and corporate governance guidelines and the director nominee criteria described above.
A stockholder that wants to recommend a candidate to our board of directors should direct the recommendation in writing by letter to our corporate secretary at ForgeRock, Inc., 201 Mission Street, Suite 2900, San Francisco, California 94105, Attention: Corporate Secretary. Such recommendation must include, among other things, the candidate’s name, age, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock, including any agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person. Such recommendation must also include a statement from the recommending stockholder in support of the candidate, a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Company (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Company, and a description of any related material relationships between such person and such person’s respective affiliates and associates. Our bylaws contain a full description of the information required to be included in a stockholder’s notice. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC and should be sent in writing to our corporate secretary at the address above. To be timely for our 2024 annual meeting of stockholders, nominations must be received by our corporate secretary observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for 2024 Annual Meeting.”
Communications with the Board of Directors
Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our Chief Legal Officer by mail to our principal executive office at ForgeRock, Inc., 201 Mission Street, Suite 2900, San Francisco, California 94105. Each communication should set forth (i) the name and address of the stockholder, as it appears on the Company’s books, and if the Company’s common stock is held by a nominee, the name and address of the beneficial owner of the Company’s common stock and (ii) the number of shares of the Company’s common stock that are owned of record by the record holder and beneficially by the beneficial owner. Our Chief Legal Officer, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our board to consider and (3) are matters that are of a type that are improper or irrelevant to the functioning of our board or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Chief Legal Officer will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of the board or the lead independent director. These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, as well as contractors and consultants of the Company. The full text of our amended and restated corporate governance guidelines and code of business conduct and ethics are available on our website at https://investors.forgerock.com/corporate-governance/governance-documents. We will post amendments to our code of business conduct and ethics or any waivers of our code of business conduct and ethics for directors and executive officers on the same website.
Non-Employee Director Compensation
We adopted an outside director compensation policy for our non-employee directors. Under our outside director compensation policy, non-employee directors will receive compensation in the form of cash and equity, as described below. We also reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings as well as continuing director education. This policy has been developed with input from our independent compensation consultant, Compensia, Inc., regarding practices and compensation levels at comparable companies. It is designed to attract, retain, and reward non-employee directors. We review the outside director compensation policy annually and make amendments as needed, which Compensia also advises on. In February 2023 and effective thereof, our board of directors suspended compensation to our non-employee directors under our outside director compensation policy.
Our outside director compensation policy contemplates both cash and equity compensation for board services. The policy includes a maximum annual limit of $750,000 of cash compensation and equity awards that may be paid, issued, or granted to a non-employee director in any year (increased to $1 million for a non-employee director’s first year of service). For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with U.S. generally accepted accounting principles, or GAAP). Any cash compensation paid or equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Retainers
Non-employee directors are entitled to receive the following retainers for their services under the policy:
•$35,000 per year for service as a board member;
•$20,000 per year for service as chair of the board;
•$15,000 per year for service as a lead independent director;
•$20,000 per year for service as chair of the audit committee;
•$8,800 per year for service as a member of the audit committee;
•$12,000 per year for service as chair of the compensation committee;
•$5,000 per year for service as a member of the compensation committee;
•$7,500 per year for service as chair of the nominating and corporate governance committee; and
•$3,750 per year for service as a member of the nominating and corporate governance committee.

Each non-employee director who serves as the chair of a committee receives only the annual cash fee as the chair of the committee, and not also the annual fee as a member of the committee. All cash payments to non-employee directors are paid quarterly in arrears on a pro-rated basis.
Absent an election otherwise, retainers are paid in restricted stock units (“RSUs”) covering a number of shares of our Class A common stock having a value (based on the 30 trading day period ending on the trading day immediately prior to the date of grant of a share of our Class A common stock) equal to the retainer. A non-employee director may make an election to receive retainers in cash prior to the applicable grant date of retainers for the year and such election must occur during an open trading window under our insider trading policy.
Any retainers paid in RSUs will be automatically granted on the date of each annual meeting of our stockholders, with a value for such award based on a non-employee director’s expected board and committee service for the period of approximately one year following each annual meeting as of the end of the first fiscal quarter of that year, or each, a Retainer Award. A Retainer Award may consist of a board service retainer and/or a committee or chair service retainer. Each Retainer Award will have a vesting commencement date of May 20 for the year of the annual meeting, and vest as to 1/4th on a quarterly basis on the first trading day on or after August 20, November 20, February 20, and May 20, in each case, subject to the non-employee director continuing to be a board member with respect to the board service retainer or the applicable role with respect to a committee or chair service retainer, in each case, through the applicable vesting date.
Retainer Awards for any partial year prior to an annual meeting (e.g., retainers of all existing non-employee directors for the year in which the effective date of the policy occurs, a new non-employee director’s initial service year that does not commence at an annual meeting and a non-employee director’s change to a new committee that does not occur at an annual meeting) will be paid in cash. To the extent that any retainers are paid in cash, such retainers will be paid quarterly in arrears on a prorated basis. All Retainer Awards for existing non-employee directors as of the effective date of the policy will be paid in cash through the first quarter of 2022.

Equity Compensation
Initial Award. Each non-employee director is entitled to receive, on the first trading date on or after the date on which the person first becomes a non-employee director, an initial award of RSUs, or the Initial Award, covering a number of shares of our Class A common stock having a value (based on the 30 trading day period ending on the trading day immediately prior to the date of grant of a share of our Class A common stock) equal to $350,000. The Initial Award vests in equal installments annually over the first three anniversaries of the non-employee director’s start date, subject to the non-employee director continuing to provide services to us through the applicable vesting date. If the person was a member of our board of directors and also an employee, becoming a non-employee director due to termination of employment will not entitle them to an Initial Award.
Annual Award. Each non-employee director automatically will receive, on the date of each annual meeting of our stockholders, an annual award of RSUs, or an Annual Award, covering a number of shares of our Class A common stock having a value (based on the 30 trading day period ending on the trading day immediately prior to the date of grant of a share of our Class A common stock) of $175,000, rounded to the nearest whole share. The Annual Award will vest on the earlier of (x) the one-year anniversary of the date the Annual Award was granted and (y) the day prior to the date of the annual meeting next following the date the Annual Award was granted, subject to the non-employee director’s continued service through the applicable vesting date. To be eligible for an Annual Award, the non-employee director must have served as a director at least six months prior to an annual meeting.
In the event of a “change in control” (as defined in our 2021 Plan), each non-employee director will fully vest in their outstanding equity awards issued under the outside director compensation policy, including any Initial Award or Annual Award, immediately prior to the consummation of the change in control provided that the non-employee director continues to be a non-employee director through such date.

Director Compensation
The following table sets forth information regarding the total compensation awarded to, earned by or paid to our non-employee directors for their service on our board of directors, for the year ended December 31, 2022. Directors who are also our employees receive no additional compensation for their service as directors. During 2022, Mr. Rosch was an employee and executive officer of the company and therefore, did not receive compensation as a director. See “Executive Compensation” for additional information regarding Mr. Rosch’s compensation.

Name	Fees Paid or Earned in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
David DeWalt(3)	17,550	—	17,550
Johanna Flower(4)	9,688	195,854	205,542
Bruce Golden	15,000	211,601	226,601
Paul Madera(5)	17,029	—	17,029
Arun Mathew	9,688	192,479	202,167
Alex Ott	11,750	199,909	211,659
Jeff Parks	10,950	197,020	207,970
Rinki Sethi(6)	10,950	197,020	207,970
Maria Walker(7)	13,750	207,112	220,862
Warren Weiss	10,000	193,592	203,592
Dave Welsh(8)	—	—	—

(1)    In accordance with SEC rules, the amount in this column reflects the aggregate grant date fair value of awards granted during 2022 computed in accordance with Accounting Standards Codification (ASC) Topic 718, rather than the amount paid or realized by the director. For a discussion of valuation assumptions, see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
(2)    As of the end of fiscal year 2022, Ms. Flower held an aggregate of 10,156 unvested RSUs; Mr. Golden held an aggregate of 10,607 unvested RSUs; Mr. Mathew held an aggregate of 10,058 unvested RSUs; Mr. Ott held an aggregate of 10,272 unvested RSUs; Mr. Parks held an aggregate of 10,189 unvested RSUs; Ms. Sethi held an aggregate of 10,189 unvested RSUs; Ms. Walker held an aggregate of 10,479 unvested RSUs; and Mr. Weiss held an aggregate of 10,090 unvested RSUs.
(3)    Mr. DeWalt was a director during 2022 until May 25, 2022.
(4)    As of the end of fiscal year 2022, Ms. Flower held an aggregate of 63,250 options.
(5)    Mr. Madera was a director during 2022 until his resignation as of May 25, 2022.
(6)    As of the end of fiscal year 2022, Ms. Sethi held an aggregate of 63,250 options.
(7)    As of the end of fiscal year 2022, Ms. Walker held an aggregate of 166,457 options.
(8)    Mr. Welsh declined to accept any compensation under our outside director compensation policy.

PROPOSAL NO. 1:

ELECTION OF CLASS II DIRECTORS
Our board of directors currently consists of 10 directors and is divided into three classes with staggered three-year terms. At the annual meeting, four Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Bruce Golden, Arun Mathew, Alexander Ott, and Maria Walker as nominees for election as Class II directors at the annual meeting. If elected, each of Mr. Golden, Mr. Mathew, Mr. Ott, and Ms. Walker will serve as a Class II director until the 2026 annual meeting of stockholders and until their respective successor is elected and qualified or until their earlier death, resignation or removal. For more information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
Mr. Golden, Mr. Mathew, Mr. Ott, and Ms. Walker have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.
Vote Required
Each director is elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2023. Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2022.
At the annual meeting, we are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023. Our audit committee is submitting the appointment of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Ernst & Young LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of Ernst & Young LLP, then our audit committee may reconsider the appointment. One or more representatives of Ernst & Young LLP are expected to be present at the annual meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by Ernst & Young LLP for years ended December 31, 2022 and 2021.

	2022	2021
Audit Fees(1)	$3,541,000	$4,414,000
Audit-Related Fees	—	—
Tax Fees(2)	135,000	117,000
All Other Fees(3)	6,000	7,000
Total Fees	$3,682,000	$4,538,000

(1)    Audit fees consist of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements and related accounting consultations and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those years. This category also includes fees for services incurred in connection with our initial public offering in 2021.
(2)    Tax fees consist of fees for professional services, including permissible tax compliance services and tax advisory services.
(3)    Consists of aggregate fees billed for services provided by the independent registered public accounting firm other than those disclosed above, which relate to subscription fees paid for access to online accounting research software applications. All other fees include any fees billed that are not audit fees, audit-related fees or tax fees.
Auditor Independence
In 2022, there were no other professional services provided by Ernst & Young LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to review and approve in advance all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All services provided by Ernst & Young LLP for the years ended December 31, 2022 and 2021 were pre-approved by our audit committee, in accordance with our pre-approval policy, adopted in September 2021.

Vote Required
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST this proposal.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by the NYSE listing rules and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate. With respect to ForgeRock’s financial reporting process, ForgeRock’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing ForgeRock’s consolidated financial statements. ForgeRock’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of ForgeRock’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare ForgeRock’s consolidated financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP;
•discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC; and
•received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.
Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in ForgeRock’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Maria Walker (Chair)
Jeff Parks
Rinki Sethi
This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by ForgeRock under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent ForgeRock specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

PROPOSAL NO. 3:

ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER
ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and SEC rules, we are providing our stockholders with the opportunity to indicate their preference regarding how frequently we should hold a vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers, commonly known as a “Say-When-on-Pay” vote. This Say-When-on-Pay vote must be submitted to stockholders at least once every six years. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote on the compensation of our named executive officers every one year, two years, or three years. Alternatively, stockholders may abstain from casting a vote.
Vote Required
The option among one year, two years, or three years that receives the highest number of votes cast at the 2023 annual meeting of stockholders entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.

After considering the potential benefits and consequences of each alternative, our board of directors recommends a vote for every “one year” as the stockholders’ preferred frequency for future advisory votes on named executive officer compensation. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies, and practices, as well as make an evaluation of our performance compared to our compensation practices.

While our board of directors believes that its recommendation is appropriate at this time, stockholders are not voting to approve or disapprove that recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory votes on the compensation of our named executive officers by selecting one year, two years, or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal.

As an advisory vote, the result of this proposal is non-binding. However, our board of directors and our compensation committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of holding future stockholder advisory votes on the compensation of our named executive officers.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY “ONE YEAR”.

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers as of February 28, 2023.

Name	Age	Position
Francis Rosch	59	President and Chief Executive Officer and Director
John Fernandez	45	Chief Financial Officer and Executive Vice President of Global Operations
Pete Angstadt	52	Chief Revenue Officer
Peter Barker	50	Chief Product Officer and Executive Vice President
Samuel Fleischmann	57	Chief Legal Officer
Francis Rosch. Mr. Rosch has served as our President and Chief Executive Officer and a member of our board of directors since June 2018. Prior to joining us, he served as Executive Vice President and General Manager of Consumer Digital Safety Segment at Symantec Corporation (now Broadcom), a security software company, from March 2014 to June 2018, as its Vice President of Trust Services and SSL from August 2011 to June 2014, and as Vice President of Authentication and Industry services from September 2011 to June 2014. Mr. Rosch also previously held a variety of senior leadership positions at VeriSign Inc., a security software company, from August 1998 to August 2010. Mr. Rosch holds a B.S. in Industrial Engineering from Lehigh University.
John Fernandez. Mr. Fernandez has served as our Chief Financial Officer and Executive Vice President of Global Operations since July 2013. From February 2008 to December 2012, Mr. Fernandez held various roles, including Senior Vice President of Finance and acting Chief Financial Officer at Deem, Inc., a computer software company, where he managed business operations, analytics, IT, and accounting. Mr. Fernandez holds a B.A. in Economics from Stanford University and an M.B.A. from the University of California, Berkeley – Walter A. Haas School of Business.
Pete Angstadt. Mr. Angstadt has served as our Chief Revenue Officer since December 2018. Prior to ForgeRock, Mr. Angstadt served as Group Vice President of Cloud Security and Management at Oracle, a cloud technology firm, from January 2017 to December 2018. Also at Oracle, Mr. Angstadt served as Group Vice President of Security Sales for North America from January 2016 to December 2018. Mr. Angstadt holds a B.B.A in Accounting from James Madison University.
Peter Barker. Mr. Barker has served as our Chief Product Officer and Executive Vice President since January 2018. Prior to ForgeRock, Mr. Barker served as Senior Vice President and General Manager for Identity and Security Products at Oracle, a cloud technology firm, from September 2015 to November 2017. Prior to Oracle, Mr. Barker served as the Senior Vice President of Products at Good Technology, a software security company, focusing on mobile security. Mr. Barker holds a B.A. in Business Administration from Washington State University.
Samuel Fleischmann. Mr. Fleischmann has served as our Chief Legal Officer since December 2018. Prior to ForgeRock, Mr. Fleischmann served as Vice President and General Counsel at C3 IoT, an enterprise artificial intelligence software provider, from November 2016 to June 2017. Prior to C3 IoT, Mr. Fleischmann served as Vice President and General Counsel at AliphCom (dba Jawbone), a consumer technology and wearable device company, from April 2014 to October 2016. Prior to AliphCom, from November 2003 to November 2013, Mr. Fleischmann served in various legal roles at Salesforce.com, Inc., a cloud-based customer relationship management company, most recently as Senior Vice President and Corporate General Counsel. Mr. Fleischmann holds a B.A in Political Science from the University of California, Berkeley and a J.D. from the University of San Francisco School of Law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis includes a discussion of compensation for the following executive officers during the fiscal year ended December 31, 2022, which we refer to as our named executive officers:
•Fran Rosch, our Chief Executive Officer;
•John Fernandez, our Chief Financial Officer and Executive Vice President Global Operations;
•Pete Angstadt, our Chief Revenue Officer;
•Peter Barker, our Chief Product Officer and Executive Vice President; and
•Samuel Fleischmann, our Chief Legal Officer.

Executive Summary

ForgeRock has a mission to enable our customers to simply and safely access the connected world. Our beliefs and strategies continue to help us shape the vision around the future of work at ForgeRock. Our executive compensation program is designed to attract, retain and motivate our leadership team to fulfill this mission. We believe that our approach to executive compensation is aligned with that of stockholders and broader stakeholder interests.

Compensation Philosophy

The overall objective of our executive compensation program is to attract, retain and motivate our leadership team to fulfill our mission. We do this by designing programs that tie executive compensation to individual performance, overall company performance and the interests of our stakeholders.

Our executive compensation is designed with a mix of short-term and long-term components, and cash and equity elements in proportions that we believe provide appropriate incentives to retain and motivate our senior executives and management team and help to achieve success in our business.

Executive Compensation Policies and Practices

We endeavor to maintain compensation policies and practices that are consistent with sound governance standards. We believe it is important to provide competitive compensation packages and a high-quality work environment in order to hire, retain and motivate critical personnel, and we seek to ensure that our executive compensation program is consistent with our short-term and long-term goals given the nature of the market in which we compete for key personnel. The following policies and practices were in effect during the fiscal year ended December 31, 2022:

•No Special Benefits. The members of our executive team are eligible to participate in broad-based company-sponsored retirement, health and welfare benefits programs on the same basis as our other full-time, salaried employees, and we provide no special benefits to them.

•No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that our executive officers might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended, or the Code.

•Hedging and Pledging Restrictions. Our Insider Trading Policy prohibits our employees, including our executive officers and the members of our board of directors, from hedging any company securities.

Our Compensation-Setting Process

For 2022, our board of directors and compensation committee reviewed our executive compensation program and related policies and practices. In determining the compensation of the members of our executive team, including our named executive officers, we considered the compensation arrangements, including base salary, target bonus and equity incentives of our executive officers, as well as our overall strategic business plan and our retention needs. Factors we considered in making our executive compensation decisions included, but were not limited to, input from Mr. Rosch (except with respect to his own compensation), past individual performance and expected future performance, vesting status and value of existing equity incentives, and internal pay equity based on the impact of business and performance. To assess the competitiveness of our executive compensation program, we engaged compensation consultants and considered the compensation programs at similar companies; however, we did not rigidly benchmark the compensation of any individual to any market data. The compensation committee uses peer group market data as a data point together with the other factors described above to make its compensation decision.

Use of Independent Compensation Consultant

The compensation committee has authority to appoint and retain a compensation consultant. The fees for services rendered by the compensation consultant are paid by the Company. For 2022, our compensation committee engaged Compensia as its independent compensation consultant to advise on executive compensation matters including: overall compensation program design, peer group development and updates, and collecting market data to inform our compensation programs for our executives and members of our board of directors. We develop our compensation programs after reviewing publicly available compensation data. Compensia advised the compensation committee on all of the principal aspects of executive compensation. Compensia consultants attend meetings of the compensation committee when requested to do so. Compensia reports directly to our compensation committee and not to management, although it meets with management for purposes of gathering information for its analyses and recommendations. Our compensation committee has assessed the independence of Compensia consistent with NYSE listing standards and has concluded that the engagement of Compensia does not raise any conflict of interest.

Use of a Peer Group

The compensation committee approves a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. The peers are reviewed on an annual basis. We undertake this review with the assistance and recommendations of Compensia, the Committee’s compensation consultant.

In December 2021, the compensation committee approved a peer group for use in making 2022 compensation decisions. The compensation committee used the following criteria in determining the appropriate peers:

•Location / Industry / Sector – U.S.-headquartered, publicly-traded, software / services companies, with a focus on SaaS and enterprise;

•Revenue – generally between 0.5x to 3.0x ForgeRock ($113 million to $555 million) with strong annual revenue growth;

•Market Capitalization – generally between 0.25x to 4.0x ForgeRock ($792 million to $6.8 billion); and

•Secondary factors – including stage of company/time from IPO, identified labor competitors and comparable headcount.

2022 Peer Group

Based on these criteria and considerations, our peer group for 2022, referred to as our 2022 peer group, as approved by our Compensation Committee consisted of the following companies:

A10 Networks	Appian	Couchbase
CyberArk Software	Domo	Everbridge
Jamf Holding	Mitek Systems	OneSpan
PagerDuty	Ping Identity Holding	Qualys
Rapid7	SailPoint Technologies	SecureWorks
Sumo Logic	Tenable Holdings	Upland Software
Zuora

The compensation committee considers competitive compensation data from an annual total compensation study of selected peer companies and relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements. However, the Committee uses our compensation peer group as one data point when considering executive pay packages. In addition, our compensation decisions are based on the consideration of many factors, including, but not limited to, individual and company performance, market data, internal equity, experience, and strategic needs.

Elements of Executive Pay and 2022 Compensation

Our executive compensation program for 2022 consisted of the following principal compensation elements:
•base salary;
•cash bonuses; and
•long-term incentive compensation in the form of equity incentives.

We are committed to providing appropriate cash and equity incentives to compensate our named executive officers in a manner that our board of directors determines is reasonable and appropriate to hire, motivate, and retain key talent.

Base Salary

Base salary is a customary, fixed element of compensation intended to attract and retain our named executive officers and compensate them for their day-to-day efforts. Base salaries are reviewed periodically, including at the time of a promotion or other change in responsibilities, and competitive market data for each executive officer, each executive officer’s performance, prior base salary level, and breadth of role are considered along with considerations related to internal pay equity. In February 2022, the base salary of each our named executive officers was increased effective January 1, 2022.

The following table sets forth the 2022 and 2021 base salary for each of our named executive officers:

Name	2022 Base Salary ($)	2021 Base Salary ($)
Fran Rosch	514,080	439,892
John Fernandez	430,520	372,151
Pete Angstadt	416,648	362,317
Peter Barker	428,464	360,024
Samuel Fleischmann	353,496	330,746

Cash Bonuses

Executive Bonus Plan

In 2022, our named executive officers other than Mr. Angstadt were eligible to participate in our executive bonus plan and were eligible to receive a cash bonus primarily based on our annual recurring revenue, or ARR, growth relative to a target established at the beginning of the calendar year, and individual performance. We believe that ARR is a key metric to measure our business performance because it is driven by our ability to acquire new customers and to maintain and expand our relationship with existing customers. We generally define ARR as the annualized value of all contractual subscription agreements as of the end of the period.

The following tables sets forth the 2022 target bonus for each of our eligible named executive officers, expressed as both a percentage of salary and a dollar amount:

Name	Target Bonus as Percentage of Base Salary (%)	Target Bonus ($)
Fran Rosch	100	514,080
John Fernandez	70	301,364
Peter Barker	50	214,232
Samuel Fleischmann	50	176,748

Under the 2022 executive bonus plan, we established a net new ARR target of $63.7 million and minimum attainment of $51 million (or 80% of our target). These amounts represent an increase from our 2021 ARR of 34.8% and 27.9%, respectively. There was no maximum attainment cap. However, if our net new ARR target equaled or exceeded $70 million, then a 10% performance accelerator would be applied. If this minimum threshold was achieved, then our named executive officers would be eligible for a cash bonus determined by multiplying his or her target bonus amount by a bonus multiplier determined by the compensation committee that accounted for both company and individual performance.

In February 2023, based on net new ARR growth of $51.6 million, our compensation committee determined attainment was at approximately 81.1% of our target. The difference between our ARR as reported in our annual filing on Form 10-K for the year ended December 31, 2022, and that reflected in the determination of our executive bonus plan attainment calculation is attributable to foreign currency headwinds. After considering personal performance, our compensation committee approved the following bonus multipliers:

Name	Bonus Multiplier (%)	Bonus ($)
Fran Rosch	84	431,827
John Fernandez	80	241,091
Peter Barker	84	179,955
Samuel Fleischmann	96	169,678

Following February 2023, net new ARR growth for fiscal year 2022 was adjusted downward to $51.5 million, resulting in an attainment at approximately 80.8% of our target. As a result, our eligible named executive officers were required to return a portion of the bonus amounts previously paid, resulting in the following amounts being paid and retained by our eligible named executive officers:

Name	Bonus ($)
Fran Rosch	430,230
John Fernandez	240,199
Peter Barker	179,289
Samuel Fleischmann	169,050

Angstadt Bonus Arrangements

Mr. Angstadt was eligible for a bonus pursuant to the terms of a Performance Bonus Agreement dated December 8, 2022. Under that agreement, Mr. Angstadt earned a bonus of $50,000 on a quarterly basis for performing the roles of both Chief Revenue Officer and Americas Sales Leader. Also under that Agreement, he was eligible to receive a bonus payment of up to $50,000 based on achievement against a quarterly net new ARR goal for the fourth quarter of fiscal year 2022.

Based on performance at a performance level between 90-95%, Mr. Angstadt earned an aggregate bonus of $30,000 with respect to the net new ARR goal for the fourth quarter of fiscal year 2022.

Additionally, Mr. Angstadt was eligible to participate in our fiscal year 2022 sales commission plan. Mr. Angstadt’s target incentive was approximately $417,000, with a weighting of 95% subject to a net new ARR performance goal and 5% subject to a pooled professional services booking goal.

Mr. Angstadt achieved his net new ARR goal at 81.1% and his professional services goal at 124.0% and received a payout of $325,618 under our fiscal year 2022 sales commission plan.

Equity Compensation

In 2022, we used awards of restricted stock units (“RSUs”) to deliver long-term incentive compensation opportunities to our named executive officers. Consistent with our compensation objectives, we believe this approach helps to ensure that the interests of the members of the executive team are aligned with those of our stockholders and that we are able to attract and reward our top talent. The vesting terms of RSUs granted to our named executive officers in 2022 are described in “Grants of Plan-Based Awards in 2022.” Generally, we intend to grant annual equity awards that are sized to be competitive, transparent and reflect the performance, contribution, and criticality of roles in our company.

Name	Number of RSUs
Fran Rosch	321,088
John Fernandez	147,323
Pete Angstadt	121,654
Peter Barker	121,654
Samuel Fleischmann	50,371

Benefits

We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. We provide limited matching contributions under the 401(k) plan annually. Additionally, our named executive officers are permitted to participate in the same health and welfare plans as other U.S. employees, including medical, dental, and vision plans.

Other Compensation Information

Accounting Considerations

We take financial reporting implications into consideration in designing compensation plans and arrangements for the members of our executive team, other employees and members of our board of managers. These accounting considerations include Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, the standard which governs the accounting treatment of stock-based compensation awards.

Tax Considerations

We have not provided any of our named executive officers with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Sections 280G, 4999 or 409A. Code Sections 280G and 4999 provide that named executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.

Under Code Section 162(m), we are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for the CEO and certain of our current and former highly compensated executive officers (collectively “covered employees”). While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the board of managers may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions.

Hedging and Pledging Policies

We have established an Insider Trading Policy, which, among other things, prohibits short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock (other than stock options and other compensatory equity awards issued by ForgeRock). This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our named executive officers are prohibited from pledging any of our securities as collateral for any loans and holding our securities in a margin account.

Employment Arrangements

We have entered into written employment letters with each of our executive officers. Each of these arrangements was approved on our behalf by the compensation committee or our board of directors. In filling each of our executive positions, our board of directors or the compensation committee, as applicable, recognized that we would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure, balancing both competitive and internal equity considerations.

Each of our employment arrangements provides for “at will” employment (meaning that either we or the executive officer may terminate the employment relationship at any time with or without cause) and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, participation in our employee benefit programs, an equity award recommendation, and, in some cases, sign-on bonuses and reimbursement or payment of relocation expenses. These employment arrangements also prohibit the executive officer from engaging directly or indirectly in competition with us during their employment, diverting our customers to a competitor, or disclosing our confidential information or business practices, and recruiting or soliciting any of our employees for a period after their employment.

Our named executive officers are also eligible to enter into change in control and severance agreements with the company. These post-employment compensation terms are discussed in “Post-Employment Compensation” below.

Post-Employment Compensation

We have entered into change in control and severance arrangements with each of our executive officers, including each of our named executive officers. These arrangements provide these individuals with certain protection in the event of their termination of employment under specified circumstances, including following a change in control of the company.

We believe that these protections were necessary to induce these individuals to accept a demanding position with the company and help retain them. These arrangements provide reasonable compensation to an executive officer if they leave our employ under certain circumstances to facilitate transition to new employment. Further, in some instances, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain our executive officers’ continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the company. The terms and conditions were approved by our board of directors after an analysis of competitive market data.

Compensation Risk Assessment

We have undertaken a risk review of our employee compensation plans and arrangements in which our employees (including our executive officers) participate, to determine whether these plans and arrangements have any features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten our value. In our review, we considered numerous factors and design elements that manage and mitigate risk, and based on our review, we concluded that any potential risks arising from our employee compensation programs, including our executive programs, are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the company’s Annual Report on Form 10-K for our fiscal year ended December 31, 2022.

Respectfully submitted by the members of the compensation committee of the board of directors:

Alex Ott (Chair)
Bruce Golden
Warren Weiss

Summary Compensation Table
The following table sets forth information regarding the compensation reportable for our named executive officers for the year ended December 31, 2022 and prior years where applicable, as determined under SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Francis Rosch President and Chief Executive Officer	2022	514,080	—	4,254,416	—	430,230	—	5,198,726
	2021	439,892	425,000	—	5,024,651	607,968	—	6,497,511
	2020	400,000	—	—	991,931	422,000	504	1,814,435
John Fernandez Chief Financial Officer and Executive Vice President of Global Operations	2022	430,520	—	1,952,030	—	240,199	3,000(2)	2,625,749
	2021	372,151	213,934	—	1,047,698	308,635	3,000	1,945,418
	2020	342,825	—	—	1,481,522	235,328	551,978	2,611,653
Pete Angstadt Chief Revenue Officer	2022	416,648	50,000(3)	1,611,916	—	355,618	3,000(2)	2,437,182
	2021	362,317	177,418	—	552,912	126,659	3,000	1,222,306
	2020	351,750	—	—	247,920	319,408	504	919,582
Peter Barker Chief Product Officer and Executive Vice President	2022	428,464	—	1,611,916	—	179,289	3,000(2)	2,222,669
	2021	360,024	179,418	—	552,912	248,768	3,000	1,344,122
Samuel Fleischmann Chief Legal Officer	2022	353,496	—	667,416	—	169,050	3,000(2)	1,192,962

(1)    In accordance with SEC rules, the amount in this column reflects the aggregate grant date fair value of awards granted during 2022 computed in accordance with ASC Topic 718, rather than the amount paid or realized by the officer. For a discussion of valuation assumptions, see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
(2)    Represents 401(k) matching contributions.
(3)    Represents a discretionary bonus that was earned in 2022.

Employment Arrangements

Each of our named executive officers has executed our standard form of confidential information, invention assignment and arbitration agreement.

Francis Rosch

In August 2021, we entered into a confirmatory employment letter with Mr. Rosch, our President and Chief Executive Officer. The employment letter does not have a specific term and provides that Mr. Rosch is an at-will employee. Pursuant to the employment letter, Mr. Rosch was granted an award of restricted stock units on February 20, 2022, as described in the Grants of Plan-Based Awards in 2022 table below.

John Fernandez

In August 2021, we entered into a confirmatory employment letter with Mr. Fernandez, our Chief Financial Officer and Executive Vice President of Global Operations. The employment letter does not have a specific term and provides that Mr. Fernandez is an at-will employee. Pursuant to the employment letter, Mr. Fernandez was granted an award of restricted stock units on February 20, 2022, as described in the Grants of Plan-Based Awards in 2022 table below.

Pete Angstadt

In September 2021, we entered into a confirmatory employment letter with Mr. Angstadt, our Chief Revenue Officer. The employment letter does not have a specific term and provides that Mr. Angstadt is an at-will employee. Pursuant to the employment letter, Mr. Angstadt was granted an award of restricted stock units on February 20, 2022, as described in the Grants of Plan-Based Awards in 2022 table below.

Peter Barker

In August 2021, we entered into a confirmatory employment letter with Mr. Barker, our Executive Vice President and Chief Product Officer. The employment letter does not have a specific term and provides that Mr. Barker is an at-will employee. Pursuant to the employment letter, Mr. Barker was granted an award of restricted stock units on February 20, 2022, as described in the Grants of Plan-Based Awards in 2022 table below.

Samuel Fleischmann

In October 2021, we entered into a confirmatory employment letter with Mr. Fleischmann, our Chief Legal Officer. The employment letter does not have a specific term and provides that Mr. Fleischmann is an at-will employee. Pursuant to the employment letter, Mr. Fleischmann was granted an award of restricted stock units on February 20, 2022, as described in the Grants of Plan-Based Awards in 2022 table below.

Grants of Plan-Based Awards in 2022
The following table shows all plan-based awards granted to our named executive officers during the year ended December 31, 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Francis Rosch	—	—	514,080	—	—	—
	2/20/2022	—	—	—	321,088	4,254,416
John Fernandez	—	—	301,364	—	—	—
	2/20/2022	—	—	—	147,323	1,952,030
Pete Angstadt	—	—	416,648	—	—	—
	2/20/2022	—	—	—	121,654	1,611,916
Peter Barker	—	—	214,232	—	—	—
	2/20/2022	—	—	—	121,654	1,611,916
Samuel Fleischmann	—	—	176,748	—	—	—
	2/20/2022	—	—	—	50,371	667,416

(1)    The amounts reported in this column represent the target amount of annual performance-based incentive bonus compensation that might have been paid to each named executive officer for 2022 performance. There are no threshold or maximum levels for the award. The actual payouts approved for 2022 performance are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” These awards are described in further detail in the “Compensation Discussion and Analysis” in the section entitled “Cash Bonuses.”
(2)    The amounts in this column represent restricted stock units and are described in further detail above in the “Compensation Discussion and Analysis” and below in the “Outstanding Equity Awards at 2022 Year-End” table.
(3)    The dollar amounts in this column reflect the aggregate grant date fair value of the awards granted in 2022. These amounts have been computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

Outstanding Equity Awards at 2022 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2022.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares That Have Not Vested ($)(2)
Francis Rosch	6/29/2018	27,777	—	$3.60	6/28/2028	—	—
	6/29/2018	2,683,102	—	$3.60	6/28/2028	—	—
	5/19/2020	—	41,406(3)	$4.83	2/8/2030	—	—
	5/19/2020	275,000	83,594(3)	$4.83	2/8/2030	—	—
	2/13/2021	229,167	270,833(4)	$7.86	2/12/2031	—	—
	9/15/2021	59,490	130,880(5)	$25.00	9/14/2031	—	—
	2/20/2022(6)	—	—	—	—	321,088	7,311,174
John Fernandez	7/25/2013	153,707	—	$0.43	7/25/2023	—	—
	7/25/2013	104,978	—	$0.43	7/25/2023	—	—
	12/30/2014	17,680	—	$1.68	12/29/2024	—	—
	12/30/2014	2,541	—	$1.68	12/29/2024	—	—
	5/15/2017	36,415	—	$2.70	5/14/2027	—	—
	5/15/2017	72,330	—	$2.70	5/14/2027	—	—
	5/19/2020	33,385	28,828(3)	$4.83	2/8/2030	—	—
	5/19/2020	55,990	11,797(3)	$4.83	2/8/2030	—	—
	10/7/2020	—	11,502(7)	$4.83	10/6/2030	—	—
	10/7/2020	162,500	125,998(7)	$4.83	10/6/2030	—	—
	9/15/2021	27,295	60,051(5)	$25.00	9/14/2031	—	—
	2/20/2022(6)	—	—	—	—	147,323	3,354,545
Pete Angstadt	12/22/2018	86,494	—	$3.72	12/21/2028	—	—
	12/22/2018	163,453	—	$3.72	12/21/2028	—	—
	12/22/2018	11,495	—	$3.72	12/21/2028	—	—
	12/22/2018	107,524	—	$3.72	12/21/2028	—	—
	5/19/2020	—	26,953(3)	$4.83	2/8/2030	—	—
	5/19/2020	68,750	4,297(3)	$4.83	2/8/2030	—	—
	9/15/2021	14,405	31,691(5)	$25.00	9/14/2031	—	—
	2/20/2022(6)	—	—	—	—	121,654	2,770,062
Peter Barker	3/30/2018	81,279	—	$3.60	3/29/2028	—	—
	3/30/2018	243,242	—	$3.60	3/29/2028	—	—
	5/19/2020	15,525	26,953(3)	$4.83	2/8/2030	—	—
	5/19/2020	53,225	4,297(3)	$4.83	2/8/2030	—	—
	9/15/2021	14,405	31,691(5)	$25.00	9/14/2031	—	—
	2/20/2022(6)	—	—	—	—	121,654	2,770,062
Samuel Fleischmann	12/22/2018	65,465	—	$3.72	12/21/2028	—	—
	12/22/2018	107,524	—	$3.72	12/21/2028	—	—
	2/1/2021	—	27,083(8)	$7.86	1/31/2031	—	—
	2/1/2021	22,917	—	$7.86	1/31/2031	—	—
	9/15/2021	9,332	20,532(5)	$25.00	9/14/2031	—	—
	2/20/2022(6)	—	—	—	—	50,371	1,146,948

(1)    100% of shares underlying the options set forth in this column vest immediately in full in the event of a termination of the employee's employment either (A) by us other than for cause, death, or disability or (B) by the employee for good reason, in either case, during the change of control period, as described in the section titled "Potential Payments upon Termination or Change in Control" below.

(2)    This column represents the fair market value of the shares of our Class A common stock underlying the RSUs as of December 31, 2022, based on the prior trading day’s closing price of our Class A common stock of $22.77 per share.
(3)    The shares of our Class B common stock underlying this option vested as to 1/4th of the total shares on March 1, 2021, with 1/48th of the total shares vesting monthly thereafter, subject to the named executive officer’s continued role as a service provider to us.
(4)    The shares of our Class B common stock underlying this option vested as to 1/4th of the total shares on February 1, 2022, with 1/48th of the total shares vesting monthly thereafter, subject to Mr. Rosch’s continued role as a service provider to us. 100% of the shares underlying this option are early exercisable.
(5)    The shares of our Class B common stock underlying this option vest as to 1/4th of the total shares on September 15, 2022, with 1/48th of the total shares vesting monthly thereafter, subject to the named executive officer’s continued role as a service provider to us.
(6)    These securities are RSUs. Each RSU represents a contingent right to receive one share of Class A common stock. 1/4th of the RSUs vested on February 20, 2023, with 1/16th of the RSUs vesting quarterly thereafter, subject to the named executive officer’s continued role as a service provider to us.
(7)    The shares of our Class B common stock underlying this option vest as to 1/4th of the total shares on October 7, 2021, with 1/48th of the total shares vesting monthly thereafter, subject to Mr. Fernandez's continued role as a service provider to us.
(8)    The shares of our Class B common stock underlying this option vested as to 1/4th of the total shares on February 1, 2022, with 1/48th of the total shares vesting monthly thereafter, subject to Mr. Fleischmann’s continued role as a service provider to us.

Option Exercises and Stock Vested in 2022
The following table shows all stock awards vested, and value realized upon vesting, by our named executive officers during the year ended December 31, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Francis Rosch	—	—	—	—
John Fernandez	10,000	$228,200	—	—
Pete Angstadt	150,000	$2,654,859	—	—
Peter Barker	—	—	—	—
Samuel Fleischmann	—	—	—	—

(1)    The aggregate value realized on exercise is the product of the number of shares of stock subject to the exercised option multiplied by the difference between the market price of our common stock at the time of exercise and the exercise price of the option.
(2)    The aggregate value realized on vesting is the product of the number of shares underlying the stock award that vested by the closing price of our common stock, or if such day is the weekend or a holiday, on the immediately preceding trading day.

Potential Payments upon Termination or Change in Control

Each of our named executive officers participates in our Change of Control and Severance Policy, or the Policy. The Policy supersedes all severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement entered into between us and our named executive officers. The Policy has an initial term of three years and automatically renews for additional one-year terms, unless we provide notice of non-renewal at least 60 days prior to the date of the automatic renewal. Under the Policy, if we terminate a named executive officer’s employment other than for cause, death or disability or the named executive officer resigns for good reason, as such terms are defined in the Policy, during the period from three months prior to until 12 months following a change of control, as defined in the Policy, with such period being referred to as the change of control period, such named executive officer will be eligible to receive the following severance benefits, less applicable tax withholdings:

•100% of the named executive officer’s then-outstanding and unvested time-based equity awards will become vested and exercisable;
•a lump sum cash amount equal to 12 months (18 months for Mr. Rosch) of the named executive officer’s base salary;
•a lump sum cash amount equal to 100% of the named executive officer’s target annual bonus (150% for Mr. Rosch); and
•payment or reimbursement of continued health coverage for the named executive officer and the named executive officer’s dependents under COBRA for a period of up to 12 months (18 months for Mr. Rosch).

Further, under the Policy, outside of the change of control period, if we terminate a named executive officer’s employment other than for cause, death or disability (or, for Mr. Rosch, if he resigns for good reason), such named executive officer will be eligible to receive the following severance benefits, less applicable tax withholdings:

•continued payments of base salary for six months (12 months for Mr. Rosch); and
•payment or reimbursement of continued health coverage for the named executive officer and the named executive officer’s dependents under COBRA for a period of up to six months (12 months for Mr. Rosch).

To receive the severance benefits upon a qualifying termination, either in connection with or not in connection with a change of control, a named executive officer must sign and not revoke our standard separation agreement and release of claims within the timeframe set forth in the Policy.

If any of the payments provided for under the Policy or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then the named executive officer will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.

Amount of Payment Upon Termination at 2022 Year-End

The following table describes the potential payments that would have been provided to each of our named executive officers pursuant to the Executive Change in Control and Severance Policy in the event that they were terminated within the three-month period prior to or the 12-month period following a “change in control” as described above, assuming such termination occurred on December 31, 2022.

Name	Severance Payments ($)(1)	Annual Cash Incentive Payment ($)(2)	Health Care Benefits ($)(3)	Equity Acceleration ($)(4)
Francis Rosch	771,120	771,120	36,088	13,591,794
John Fernandez	430,520	301,364	—	6,550,107
Pete Angstadt	416,648	416,648	31,132	3,330,687
Peter Barker	428,464	214,232	24,059	3,330,687
Samuel Fleischmann	353,496	176,748	31,132	1,550,755

(1)    The amount shown in this column for each NEO consists of a lump sum payment equal to 12 months (or in Mr. Rosch’s case, 18 months) of the NEO’s base salary.
(2)    The amount shown in this column for each NEO consists of a lump sum payment equal to 100% (or in Mr. Rosch’s case, 150%) of the NEO’s target annual cash incentive payment.
(3)    The amount shown in this column for each NEO consists of the estimated cost of reimbursement of premiums paid for continuation coverage under COBRA for the NEO and his eligible dependents for up to 12 months (or in Mr. Rosch’s case, 18 months).
(4)     The amount shown in this column for each NEO consists of the value of the portions of the unvested in-the-money options and RSU awards held by the NEO for which vesting is accelerated upon the triggering event. The value of each such portion of such equity awards is calculated by multiplying (x) the closing stock price of our common stock of $22.77 per share on December 30, 2022, the last trading day in fiscal 2022, as reported on the NYSE (and in the case of options, less the exercise price per share of the option) by (y) the number of shares covered by such portion of the equity award.

Pay Versus Performance

Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules however additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our "Compensation Discussion and Analysis."

The following table provides information regarding compensation actually paid to our principal executive officer, or PEO, and other NEOs for each year from 2021 to 2022, compared to our total shareholder return (TSR) from September 16, 2021 through the end of each such year, and our net income.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(4)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(2)(5)	Value of Initial Fixed $100 Investment Based On:		Net Income ($M)(8)	Company-Selected Measure(9)
					Total Shareholder Return(6)	S&P 500 Information Technology Index Total Shareholder Return(7)
2022	$5,198,726	$798,472	$2,119,641	$2,034,969	$62.38	$78.43	$(66.3)	-
2021	$6,497,511	$34,930,986	$1,644,770	$6,668,535	$73.12	$110.32	$(47.8)	-

(1) Our principal executive officer (PEO) is Fran Rosch, who began serving as our president and chief executive officer in June 2018.
(2) We do not have pensions; therefore, an adjustment to the Summary Compensation Table totals related to pension value for any of the years reflected in this table is not needed.
(3) Compensation Actually Paid does not mean that our PEO was actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC’s rules as shown in the table below.

	2021	2022
Summary Compensation Table Total	$6,497,511	$5,198,726
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(5,024,651)	$(4,254,416)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$12,581,188	$7,311,174
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$10,666,698	$(1,683,926)
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$—	$—
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$10,210,240	$(5,773,086)
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$—
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$—
Compensation Actually Paid	$34,930,986	$798,472

(4) The non-PEO named executive officers (NEOs) represent the following individuals for each of the years shown:
•2022: John Fernandez, Chief Financial Officer and Executive Vice President of Global Operations; Pete Angstadt, Chief Revenue Officer; Peter Barker, Chief Product Officer and Executive Vice President; and Samuel Fleischmann, Chief Legal Officer.
•2021: John Fernandez, Chief Financial Officer and Executive Vice President of Global Operations; and Peter Barker, Chief Product Officer and Executive Vice President.

(5) This figure is the average of Compensation Actually Paid for our NEOs other than our PEO in each listed year. Compensation Actually Paid does not mean that these NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC's rules as shown in the table below, with the indicated figures showing an average of such figure for all NEOs other than our PEO in each listed year.

	2021	2022
Summary Compensation Table Total	$1,644,770	$2,119,641
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(800,305)	$(1,460,819)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$749,263	$2,510,404
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$3,127,931	$(412,176)
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$—	$—
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$1,946,876	$(722,081)
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$—
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$—
Compensation Actually Paid	$6,668,535	$2,034,969

(6) Total shareholder return is calculated by assuming that a $100 investment was made at the close of trading on September 16, 2021, the first day of trading for the Company’s stock until the last trading day of each reported fiscal year.
(7) The peer group used is the S&P 500 Information Technology Index, as used in the company's performance graph in our Annual Report on Form 10-K for the year ended December 31, 2022. Total shareholder return is calculated by assuming that a $100 investment was made at the close of trading on September 16, 2021 until the last trading day of each reported fiscal year.
(8) The dollar amounts reported are the Company's net income reflected in the Company’s audited financial statements.
(9) While our executive compensation program rewards individual and company performance via short-term and long-term equity incentive programs, we do not currently link the Compensation Actually Paid to our NEOs to any company financial performance measure other than our stock price. As described in our "Compensation Discussion and Analysis," our compensation committee looks to ARR growth as its key performance measure; but ARR growth is not considered a compensation financial performance measure for purposes of this Pay Versus Performance disclosure. We believe that both our annual stock bonus in the form of RSU awards and our annual long-term equity incentives in the form of stock options effectively emphasize an ownership culture and reward our executives for performance and value creation. Hence, we have not included a Company-Selected Measure (as defined under §229.402(v)(2)(vi) of Regulation S-K) in this table because guidance issued under the pay versus performance rules states that stock price cannot be a “Company-Selected Measure” unless it is a performance metric in an incentive plan. See “Compensation Discussion and Analysis” for information about our compensation philosophy.

Tabular List of Performance Measures

Tabular List
Stock Price

The list only includes one financial performance measure, stock price, because that is the only financial performance measure used. In our “Compensation Discussion and Analysis” above, we described how our compensation programs are effective at incentivizing and retaining our senior executives and closely aligning the interests of our senior management team with those of our shareholders.

Description of Relationships Between Compensation Actually Paid and Performance

We believe the Company’s pay-for-performance philosophy is well reflected in the table above because the Compensation Actually Paid tracks well to the performance measures disclosed in such tables. The graphs below describe, in a manner compliant with the relevant rules, the relationship between Compensation Actually Paid and the individual performance measures shown.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2022. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	16,295,037(2)	5.81(3)	8,167,287(4)

(1)    As a result of our IPO and the adoption of the 2021 Equity Incentive Plan, or the 2021 Plan, we no longer grant awards under the 2012 Equity Incentive Plan, or the 2012 Plan; however, all outstanding awards under the 2012 Plan remain subject to the terms of the 2012 Plan. The number of shares underlying stock options granted under the 2012 Plan that expire or terminate or are forfeited or repurchased by the company under the 2012 Plan, tendered to or withheld by the company for payment of an exercise price or for tax withholding, or repurchased by the company due to failure to vest will be automatically added to the 2021 Plan. Our 2021 Plan provides that the number of shares of Class A common stock available for issuance under the 2021 Plan will automatically increase on the first day of each year beginning with the 2022 year, in an amount equal to the least of (i) 8,085,000 shares, (ii) five percent (5%) of the outstanding shares of our common stock on the last day of the immediately preceding year or (iii) such other amount as the administrator may determine. Our 2021 Employee Stock Purchase Plan, or the ESPP, provides that the number of shares of our Class A common stock available for issuance under the ESPP will automatically increase on the first day of each year beginning with the 2022 year, in an amount equal to the least of (i) 1,617,000 shares, (ii) one percent (1%) of the outstanding shares of our common stock on the last day of the immediately preceding year or (iii) such other amount as the administrator may determine.
(2)    Includes 10,194,694 shares of Class A common stock and Class B common stock issuable upon the exercise of outstanding options and 6,100,343 shares of Class A common stock issuable upon the vesting of RSUs.
(3)    As RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculations.
(4)     As of December 31, 2022, there were 5,309,365 shares of Class A common stock available for grant under the 2021 Plan and 2,857,922 shares of Class A common stock available for grant under the ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 31, 2023 by:

•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A or Class B common stock;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 51,506,464 shares of our Class A common stock and 36,722,471 shares of Class B common stock outstanding as of March 31, 2023. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2023 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2023, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each person or entity listed in the table is c/o ForgeRock, Inc., 201 Mission Street, Suite 2900, San Francisco, California 94105. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock+		Percent of Total Voting Power(1)
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Greater than 5% Stockholders:
Entities affiliated with Accel(2)	—	—	18,146,657	49.4%	43.3%
Entities affiliated with Foundation Capital(3)	—	—	8,543,800	23.3%	20.4%
Entities affiliated with Riverwood(4)	4,567,950	8.9%	2,551,710	6.9%	7.2%
KKR Fox Investors LLC(5)	—	—	5,287,352	14.4%	12.6%
BlackRock , Inc.(6)	3,109,793	6.0%	—	—	*
The Vanguard Group, Inc.(7)	3,854,129	7.5%	—	—	*
Magnetar Capital LLC(8)	2,844,966	5.5%	—	—	*
Named Executive Officers and Directors:
Francis Rosch(9)	139,122	*	3,504,127	8.8%	7.8%
John Fernandez(10)	161,281	*	684,318	1.8%	1.6%
Pete Angstadt(11)	44,059	*	448,133	1.2%	1.1%
Peter Barker(12)	26,809	*	2,084	*	*
Samuel Fleischmann(13)	23,826	*	201,114	*	*
Johanna Flower(14)	11,256	*	28,990	*	*
Bruce Golden(15)	12,161	*	13,091,352	35.6%	31.3%
Arun Mathew(16)	11,062	*	—	—	*
Alex Ott(17)	11,489	*	889,148	2.4%	2.1%
Jeff Parks(18)	11,323	*	—	—	*
Rinki Sethi(19)	11,323	*	28,990	*	*
Maria Walker(20)	11,903	*	145,650	*	*
Warren Weiss(21)	11,126	*	8,543,800	23.3%	20.4%
Dave Welsh	—	—	—	—	—
All directors and executive officers as a group (14 persons)(22)	486,740	*	27,567,706	66.3%	59.1%

*     Represents less than 1%.
+     The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.

(1)    Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.
(2)    Consists of (a) 229,511 shares of Class B common stock held by Accel Growth Fund Investors 2016 L.L.C., (b) 4,798,496 shares of Class B common stock held by Accel Growth Fund IV L.P., (c) 27,298 shares of Class B common stock held by Accel Growth Fund IV Strategic Partners L.P., (d) 12,800,725 shares of Class B common stock held by Accel London III L.P., and (e) 290,627 shares of Class B common stock held by Accel London Investors 2012 L.P. Accel Growth Fund IV Associates L.L.C., or AGF4A, is the General Partner of both Accel Growth Fund IV L.P. and Accel Growth Fund IV Strategic Partners L.P., and has sole voting and investment power. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, Tracy L. Sedlock, Ryan J. Sweeney, and Richard P. Wong are the Managing Members of AGF4A and share such powers. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, Tracy L. Sedlock, Ryan J. Sweeney, and Richard P. Wong are the Managing Members of Accel Growth Fund Investors 2016 L.L.C. and share the voting and investment powers. Accel London III Associates L.L.C., or AL3A L.L.C., is the General Partner of both Accel London III Associates L.P., which is the general partner of Accel London III L.P., and of Accel London Investors 2012 L.P. AL3A L.L.C. has sole voting and investment power. Kevin Comolli, Bruce Golden, Hendrik Nelis, and Sonali de Rycker are the managers of AL3A L.L.C. and share such powers. The principal business address for all Accel entities listed above is 500 University Avenue, Palo Alto, California, 94301.
(3)    Consists of (a) 8,415,644 shares of Class B common stock held by Foundation Capital VII, L.P., and (b) 128,156 shares of Class B common stock held by Foundation Capital VII Principals Fund, L.L.C. Foundation Capital Management Co. VII, L.L.C. is the General Partner of Foundation Capital VII, L.P. and the Manager of Foundation Capital VII Principals Fund, L.L.C. and has sole voting and investment power over the shares held by Foundation Capital VI, L.P. and Foundation Capital VII Principals Fund, L.L.C., or collectively, the Foundation Entities. Ashu Garg, William B. Elmore, Paul R. Holland, Charles P. Moldow, Steven P. Vassallo and Warren M. Weiss are the Managers of Foundation Capital Management Co. VII, L.L.C. and share such powers. The principal business address for all Foundation entities listed above is 550 High Street, 3rd Floor, Palo Alto, California, 94301, USA.

(4)    Consists of (a) 610,992 shares of Class A common stock and 341,306 shares of Class B common stock held by Riverwood Capital Partners III (Parallel—A) L.P., (b) 1,018,318 shares of Class A common Stock and 568,845 shares of Class B common stock held by Riverwood Capital Partners III (Parallel – B) L.P., and (c) 2,938,640 shares of Class A common stock and 1,641,559 shares of Class B common stock held by RCP III AIV L.P. (collectively, Riverwood Capital Partners III (Parallel—A) L.P., Riverwood Capital Partners III (Parallel—B) L.P., and RCP III AIV L.P. are referred to as the Riverwood Entities). The general partner of the Riverwood Entities is Riverwood Capital III L.P. Riverwood Capital GP III Ltd. is the general partner of Riverwood Capital III L.P. Riverwood Capital GP III Ltd. and Riverwood Capital III L.P. may be deemed to have voting and investment power over, and be deemed to be indirect beneficial owners of, shares directly held by the Riverwood Entities. All investment decisions over the shares held by the Riverwood Entities are made by a majority vote of an investment committee comprised of several members. All voting decisions over the shares held by the Riverwood Entities are made by a majority vote of Riverwood Capital GP III Ltd.’s multiple shareholders. Jeff Parks is a member of the investment committee and a shareholder of Riverwood Capital GP III Ltd. He disclaims beneficial ownership with respect to shares held by Riverwood Entities. except to the extent of his pecuniary interest therein. No natural person controls investment or voting decisions with respect to the shares held by the Riverwood Entities. The principal business address for each of these entities is c/o Riverwood Capital Management L.P., 70 Willow Road, Suite 100, Menlo Park, California, 94025.
(5)     Based solely on a Schedule 13G/A filed with the SEC on February 13, 2023, reporting beneficial ownership of 5,287,352 shares of Class B common stock held by KKR Fox Investors LLC. KKR Next Generation Technology Growth Fund L.P., as the managing member of KKR Fox Investors LLC; KKR Associates NGT L.P., as the general partner of KKR Next Generation Technology Growth Fund L.P.; KKR Next Gen Tech Growth Limited, as the general partner of KKR Associates NGT L.P.; KKR Group Partnership L.P., as the sole shareholder of KKR Next Gen Tech Growth Limited; KKR Group Holdings Corp., as the general partner of KKR Group Partnership L.P.; KKR Group Co. Inc., as the sole shareholder of KKR Group Holdings Corp.; KKR & Co. Inc., as the sole shareholder of KKR Group Co. Inc.; KKR Management LLP, as the Series I preferred stockholder of KKR & Co. Inc.; and Messrs. Henry R. Kravis and George R. Roberts, as the founding partners of KKR Management LLP, may also be deemed to be the beneficial owners of the securities held by KKR Fox Investors LLC. The principal business address of each of the entities and persons identified in this footnote, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, NY 10001. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.
(6)    Based solely on a Schedule 13G filed with the SEC on February 13, 2023, reporting beneficial ownership with respect to 3,109,793 shares of Class A common stock. The Schedule 13G reported sole voting power with respect to 3,058,741 shares of Class A common stock and sole dispositive power with respect to 3,109,793 shares of Class A common stock by BlackRock, Inc. The principal business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(7)    Based solely on a Schedule 13G/A filed with the SEC on February 9, 2023, reporting beneficial ownership with respect to 3,854,129 shares of Class A common stock. The Schedule 13G/A reported shared voting power with respect to 54,652 shares of Class A common stock and sole dispositive power with respect to 3,767,148 shares of Class A common stock by The Vanguard Group, Inc. The principal business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(8)    Based solely on a Schedule 13D filed with the SEC on March 20, 2023 for Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC, and David J. Snyderman, reporting beneficial ownership with respect to 2,844,966 shares of Class A common stock. The Schedule 13D reported shared voting power with respect to 2,844,966 shares of Class A common stock which consisted of (i) 2,362,772 shares held for the benefit of Magnetar PRA Master Fund Ltd, a Cayman Islands exempted company, and (ii) 482,194 shares held for the benefit of Magnetar Systematic Multi-Strategy Master Fund Ltd, a Cayman Islands exempted company. The principal business address for each of the reporting persons is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.
(9)    Consists of (a) 39,734 shares of Class A common stock, (b) 99,388 shares of Class A common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023, (c) 195,331 shares of Class B common stock and (d) 3,308,796 shares of Class B common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023.
(10)    Consists of (a) 115,681 shares of Class A common stock, (b) 45,600 shares of Class A common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023 and (c) 684,318 shares of Class B common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023.
(11)     Consists of (a) 17,250 shares of Class A common stock, (b) 26,809 shares of Class A common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023 and (c) 448,133 shares of Class B common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023.
(12)    Consists of (a) 26,809 shares of Class A common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023 and (b) 2,084 shares of Class B common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023.
(13)    Consists of (a) 8,235 shares of Class A common stock, (b) 15,591 shares of Class A common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023 and (c) 201,114 shares of Class B common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023.
(14)    Consists of (a) 1,650 shares of Class A common stock, (b) 9,606 shares of Class A common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023 and (c) 28,990 shares of Class B common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023.
(15)    Consists of (a) 2,330 shares of Class A common stock held by Bruce Golden in his individual capacity, (b) 9,831 shares of Class A common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023, held by Bruce Golden in his individual capacity and (c) the shares listed in subparts (d) and (e) within footnote 2 above, which are held by Accel London III L.P. and Accel London Investors 2012 L.P., or collectively referred to as the Accel London Entities. Mr. Golden, as a manager of AL3A L.L.C., which is the General Partner of both of the London Entities, shares voting and investment power with respect to the shares held by the London Entities, and may be deemed to beneficially own such shares.
(16)    Consists of (a) 1,505 shares of Class A common stock and (b) 9,557 shares of Class A common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023.
(17)    Consists of (a) 1,825 shares of Class A common stock, (b) 9,664 shares of Class A common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023 and (c) 889,148 shares of Class B common stock.
(18)    Consists of (a) 1,701 shares of Class A common stock and (b) 9,622 shares of Class A common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023.
(19)    Consists of (a) 1,701 shares of Class A common stock, (b) 9,622 shares of Class A common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023 and (c) 28,990 shares of Class B common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023.

(20)    Consists of (a) 2,136 shares of Class A common stock, (b) 9,767 shares of Class A common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023 and (c) 145,650 shares of Class B common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023.
(21)    Consists of (a) 1,553 shares of Class A common stock held by Warren Weiss in his individual capacity, (b) 9,573 shares of Class A common stock subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023, held by Warren Weiss in his individual capacity and (c) the shares listed in footnote 3 above, which are held by the Foundation Entities. Mr. Weiss, as a Manager of Foundation Capital Management Co. VII, L.L.C., shares voting and investment power with respect to the shares held by the Foundation Entities, and may be deemed to beneficially own such shares.
(22)    Consists of (a) 195,303 shares of Class A common stock beneficially owned by our executive officers and directors, (b) 291,439 shares of Class A common stock held by our executive officers and directors subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023, (c) 22,719,631 shares of Class B common stock beneficially owned by our executive officers and directors and (d) 4,848,075 shares of Class B common stock held by our executive officers and directors subject to stock options exercisable, or issuable upon vesting of restricted stock units, within 60 days of March 31, 2023.

RELATED PERSON TRANSACTIONS

The following is a description of each transaction since the beginning of our last year, and each currently proposed transaction, in which:

•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors (including director nominees), executive officers, or beneficial holders of more than 5% of any class of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Investors’ Rights Agreement

We are party to our amended and restated investors’ rights agreement, dated as of April 6, 2020, as amended, or the IRA, which provides, among other things, that certain holders of our capital stock, including entities affiliated with Accel, Foundation Capital, KKR and Riverwood have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Bruce Golden and Arun Mathew, each a member of our board of directors, are affiliated with Accel. Warren Weiss, a member of our board of directors, is affiliated with Foundation Capital. Dave Welsh, a member of our board of directors, is affiliated with KKR. Jeff Parks, a member of our board of directors, is affiliated with Riverwood. In addition, Mr. Rosch, our President and Chief Executive Officer and a member of our board of directors, and Mr. Fernandez, our Chief Financial Officer and Executive Vice President of Global Operations, are each a party to the IRA.

Other Transactions

KKR & Co. Inc. or its affiliates, or KKR, own greater than 5% of the Company’s capital stock and has representation on our board of directors. Several of ForgeRock’s customers are KKR affiliates. During the year ended December 31, 2022, the Company recognized revenue of $5.4 million from software license agreements with these customers. The Company had $1.3 million in accounts receivable recorded related to these agreements as of December 31, 2022.

The Riverwood Entities own greater than 5% of the Company’s capital stock and has representation on our board of directors. Certain of the Company’s vendors are affiliates of the Riverwood Entities. During the year ended December 31, 2022, the Company paid approximately $122,000 to such vendors.

We have granted stock options and RSUs to our executive officers and certain of our directors. See the sections titled “Executive Compensation—Outstanding Equity Awards at 2022 Year-End” and “Non-Employee Director Compensation” for a description of these awards.

We have entered into change in control severance agreements with certain of our executive officers that, among other things, provides for certain severance and change in control benefits. See the section titled “Executive Compensation—Potential Payments upon Termination or Change in Control” for additional information.

Other than as described above under this section titled “Related Person Transactions,” since January 1, 2022, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Person Transactions

We have adopted a formal, written policy regarding related person transactions. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. For purposes of this policy, a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons.

Our audit committee has the primary responsibility for reviewing and approving, ratifying or disapproving related person transactions. In determining whether to approve, ratify or disapprove any such transaction, our audit committee will consider, among other factors, whether the related party transaction would affect the independence of any director and is on terms that reflect an arms-length transaction – in other words, terms that are no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the related party’s interest in the transaction.

The policy grants standing pre-approval of certain transactions, including (1) certain compensation arrangements for our directors or executive officers, (2) transactions with another company at which a related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of such company’s total annual revenues and the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (3) charitable contributions by us to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of such organization’s total annual receipts, (4) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and (5) any indemnification or advancement of expenses made pursuant to our organizational documents or any agreement. In addition to our policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.

OTHER MATTERS

Stockholder Proposals or Director Nominations for 2024 Annual Meeting

If a stockholder would like us to consider including a proposal in our proxy statement for our 2024 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive office on or before December 14, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

ForgeRock, Inc.
Attention: Corporate Secretary
201 Mission Street, Suite 2900
San Francisco, California 94105

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2024 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive office, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive office:

•no earlier than 8:00 a.m., local time, on January 25, 2024, and
•no later than 5:00 p.m., local time, on February 24, 2024.

In the event that we hold our 2024 annual meeting more or less than 25 days after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive office:

•no earlier than 8:00 a.m., local time, on the 120th day prior to the day of our 2024 annual meeting, and
•no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting is first made by us.

In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act. If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of our common stock, file reports of ownership and changes in ownership with the SEC. Based on our review of such filings and written representations from certain reporting persons that no Form 5 is required, we believe that during the year ended December 31, 2022, all directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

2022 Annual Report

Our consolidated financial statements for the year ended December 31, 2022 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at https://investors.forgerock.com/financial-information/sec-filings and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to ForgeRock, Inc., 201 Mission Street, Suite 2900, San Francisco, California 94105, Attention: Investor Relations.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

* * *

The board of directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented at the annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

San Francisco, California
April 12, 2023

ForgeRock

FORGEROCK, INC.
201 MISSION ST., SUITE 2900
SAN FRANCISCO, CA 94105

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FORG2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V08512-P90812 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORGEROCK, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

	For All	Withhold All	For All Except
1. The election of Class II directors to hold office until our 2026 Annual Meeting of Stockholders and until their respective successors are elected and qualified;	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Bruce Golden
02) Arun Mathew
03) Alexander Ott
04) Maria Walker

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote every ONE YEAR for the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. On an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: The proxy holders will vote, in their discretion on any other business as may properly come before the Annual Meeting of any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com.

V08513-P90812

FORGEROCK, INC.
Annual Meeting of Stockholders
May 24, 2023 10:00 AM, Pacific Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of FORGEROCK, INC. hereby appoint(s) Fran Rosch, John Fernandez and Sam Fleischmann, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of FORGEROCK, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Pacific Time on May 24, 2023, virtually at www.virtualshareholdermeeting.com/FORG2023, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE ABOVE NAMED PROXY HOLDERS ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Continued and to be signed on reverse side